Exhibit 99.1(2)

2000 W. Sam Houston Parkway South
Suite 1700
Houston, TX 77042
713-267-7600 Tel
PRESS RELEASE
Bristow Group Inc. Announces Acquisition of Helicopter Adventures, Inc.
HOUSTON—(BUSINESS WIRE)—April 3, 2007—Bristow Group Inc. (NYSE:BRS), a leading provider of helicopter services and production management services to the offshore energy industry, announced today that it has completed the acquisition of Helicopter Adventures, Inc. (“HAI”), a leading flight training provider, on April 2. The purchase was for approximately $15 million plus debt of approximately $5 million, and with completion of the transaction, the flight school has been renamed Bristow Academy Inc. Patrick Corr, the founder and owner of HAI, was appointed as Senior Vice President of Global Training for Bristow Group Inc.
Bill Chiles, Bristow’s President and Chief Executive Officer said “We are excited about the addition of Bristow Academy and the addition of Patrick Corr to our senior management team. Bristow Academy will help us execute our growth strategy by helping address the industry’s long-term pilot supply challenge. Bristow Academy’s predecessor HAI has a stellar reputation in the rotor wing industry and a 20 year profitable history. Patrick will lead our training efforts, which is a key element of our overall corporate strategy.”
Bristow Academy Inc., located in Titusville, Florida and Concord, California, is the only helicopter flight school approved to provide helicopter flight training to Commercial Pilot level both by the US Federal Aviation Administration and the European Joint Aviation Authority. It operates 51 helicopters and employs 115, including 45 flight instructors. The school has approximately 225 students in training, consisting of a mixture of self-funded private individuals, sponsored trainees from the helicopter industry or related companies, as well as trainee pilots from a wide variety of foreign and domestic government agencies.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major operations in the U.S. Gulf of Mexico and the North Sea, and operations in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Nigeria, Russia and Trinidad. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock trades on the New York Stock Exchange under the symbol BRS.
Contact:
Bristow Group Inc., Houston
Investor Relations:
Joe Baj, 713-267-7605
Fax: 713-267-7620
joe.baj@bristowgroup.com